EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY REPORTS FISCAL 2017 RESULTS:
WORLDWIDE NET SALES UP 4% IN YEAR AND 9% IN FOURTH QUARTER;
NET EARNINGS IN LINE WITH COMPANY’S GUIDANCE;
COMPANY GENERATES STRONG CASH FLOW;
MANAGEMENT REITERATES AND ELABORATES ON FISCAL 2018 GUIDANCE

New York, N.Y., March 16, 2018 - Tiffany & Co. (NYSE: TIF) reported its financial results for the full year and the three months (“fourth quarter”) ended January 31, 2018. Results were consistent with guidance previously issued when the Company reported its holiday sales results for the November-December period on January 17, 2018. Management further elaborated on its financial guidance for the full year ending January 31, 2019 (“fiscal 2018”).

In the full year:

•
Worldwide net sales increased 4% to $4.2 billion, reflecting sales growth in most regions and across most jewelry categories; comparable store sales were equal to the prior year. On a constant-exchange-rate basis that excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see “Non-GAAP Measures”), worldwide net sales also increased 4% and comparable store sales were equal to the prior year.

•
Net earnings of $370 million, or $2.96 per diluted share, were 17% below the prior year’s $446 million, or $3.55 per diluted share. However, net earnings in 2017 included charges recorded in the fourth quarter totaling $146 million, or $1.17 per diluted share, related to the enactment of the U.S. Tax Cuts and Jobs Act. Net earnings in the prior year included a net charge recorded in the fourth quarter totaling $38 million, or $0.19 per diluted share, related to certain impairments. Excluding all such charges, net earnings of $516 million, or $4.13 per diluted share, in 2017 were 10% higher than the prior year’s $470 million, or $3.75 per diluted share (see “Non-GAAP Measures”).

In the fourth quarter:

•
Worldwide net sales rose 9% to $1.3 billion, resulting from growth in all regions and across all product categories; comparable store sales rose 3%. On a constant-exchange-rate basis, worldwide net sales rose 6% and comparable store sales were 1% above the prior year.

•
Net earnings of $62 million, or $0.50 per diluted share, were 61% below the prior year’s $158 million, or $1.26 per diluted share. However, as noted above, the Company recorded tax-related charges in the fourth quarter of 2017 and certain impairment charges in last year’s fourth quarter. Excluding all such charges, net earnings rose 15% to $208 million, or $1.67 per diluted share, from last year’s $182 million, or $1.45 per diluted share (see “Non-GAAP Measures”).

Alessandro Bogliolo, Chief Executive Officer, said, “We are pleased to be finishing the year with solid sales growth, both geographically and across product categories. Most important, however, is to generate sustainable growth in sales, margins and earnings over the long-term. Confirming what we recently indicated, we believe that increasing investment now in certain areas, such as technology, marketing communications, visual merchandising, digital and store presentations, which we expect will hinder pre-tax earnings growth in the near-term, is needed to generate that lasting long-term growth. We have assessed our business and are focused on the following six strategic priorities: Amplifying an evolved brand message; Renewing our product offerings and enhancing in-store presentation; Delivering an exciting omnichannel customer experience; Strengthening our competitive position and leading in key markets; Cultivating a more efficient operating model; and Inspiring an aligned and agile organization to win.”

Mr. Bogliolo added, “We will only be truly satisfied when we create greater excitement for our customers and also generate growth that reflects the full potential of our brand. The TIFFANY & CO. brand is strong and we have a very talented, dedicated and passionate team to pursue these strategic priorities and lead us to success. We are committed to nurturing the exceptional legacy we have been entrusted.”

Net sales by region were as follows:

•
In the Americas, total net sales rose 2% to $1.9 billion in the full year and 5% to $619 million in the fourth quarter; comparable store sales increased 1% and 5% in the respective periods. There were no meaningful geographic differences across the region. On a constant-exchange-rate basis, total sales increased 1% in the full year and 5% in the fourth quarter; comparable store sales were unchanged in the full year and up 4% in the fourth quarter.

•
In Asia-Pacific, total net sales increased 10% to $1.1 billion in the full year and 13% to $320 million in the fourth quarter; comparable store sales declined 1% and rose 3% in those respective periods. Total net sales growth reflected higher wholesale and retail sales; on a comparable store sales basis, the full year decline reflected strong sales growth in mainland China that was offset by lower sales in most other countries, while the fourth quarter sales growth benefited from performance across Greater China. On a constant-exchange-rate basis, total sales rose 8% in the full year and 9% in the fourth quarter, with comparable store sales declining 2% and 1% in the respective periods.

•
In Japan, total net sales of $596 million in the full year were 1% below the prior year, while sales in the fourth quarter rose 2% to $189 million; comparable store sales declined 1% and rose 1%, respectively. On a constant-exchange-rate basis, total sales rose 1% in both the full year and fourth quarter; comparable store sales rose 2% in the full year and were unchanged in the fourth quarter.

•
In Europe, total net sales rose 6% in the full year to $483 million and 13% to $165 million in the fourth quarter, reflecting the positive effects from currency translation, new stores and e-commerce sales growth; comparable store sales declined 2% and rose 1% in the respective periods, which management attributes in part to softness across much of the region as well as negative effects from new stores on existing store sales. On a constant-exchange-rate basis, total sales rose 3% in the full year and 4% in the fourth quarter, and comparable store sales declined 4% and 8%, respectively.

•
Other net sales were $125 million in the full year and $41 million in the fourth quarter, representing increases of 26% and 48% over the respective prior-year periods. Growth in both periods reflected higher wholesale sales of diamonds as well as comparable stores sales growth of 2% and 6%, respectively.

•
Tiffany opened nine Company-operated stores in the full year and closed seven. At January 31, 2018, the Company operated 315 stores (124 in the Americas, 87 in Asia-Pacific, 54 in Japan, 46 in Europe, and four in the UAE), versus 313 stores a year ago (125 in the Americas, 85 in Asia-Pacific, 55 in Japan, 43 in Europe, and five in the UAE).

•
From a product category perspective, in the full year, sales increased in the Jewelry Collections category (which now combines the previously-reported High, Fine and Solitaire Jewelry and the Fashion Jewelry categories) and the Designer Jewelry category and decreased in the Engagement Jewelry category, while in the fourth quarter, all categories achieved varying degrees of sales growth.

Other highlights:

•
Gross margin (gross profit as a percentage of net sales) was 62.5% in the full year and 63.7% in the fourth quarter, compared with 62.2% and 64.1% in the respective prior-year periods. In both periods,

favorable product input costs were partly or completely offset by the dilutive effects from increased wholesale distribution and increased wholesale sales of diamonds.

•
Selling, general and administrative (“SG&A”) expenses increased 2% in both the full year and fourth quarter, reflecting a favorable comparison to the prior year, in which the Company had recorded certain impairment charges totaling $38 million (see “Non-GAAP Measures”); excluding those charges, SG&A expenses in the full year and fourth quarter were 5% and 10% above the respective prior-year periods as a result of higher labor and incentive compensation costs, higher store occupancy and depreciation expenses and increased marketing spending in both periods of 2017.

•
Earnings from operations as a percentage of net sales (“operating margin”) was 19.1% in the full year and 23.0% in the fourth quarter, compared with 18.0% and 20.9% in the respective prior-year periods. Excluding the aforementioned prior-year charges (see “Non-GAAP Measures”), the operating margin in the full year rose fractionally from the prior year’s 19.0% and in the fourth quarter declined from last year’s 23.9%.

•	Interest and other expenses, net in the full year and fourth quarter were lower than the respective prior-year periods.

•
The effective income tax rate increased to 51.3% in the full year and to 79.4% in the fourth quarter, compared with 34.1% and 36.0% in the respective prior-year periods, largely as a result of charges related to the enactment of the U.S. Tax Cuts and Jobs Act. In addition to the impact of this new legislation, the effective income tax rate in the full year and fourth quarter was reduced by an increase in the domestic manufacturing deduction, lower state taxes and a benefit from the implementation of a new accounting standard related to the treatment of excess tax benefits from the vesting or exercise of share-based compensation, while the 2016 full year rate included a benefit from the conclusion of a tax examination.

•
The Company generated $932 million of cash flow from operations in 2017 (versus $706 million in 2016) and, after subtracting $239 million of capital expenditures (versus $223 million in 2016), generated $693 million in free cash flow (see “Non-GAAP Measures”) in 2017 (versus $483 million in 2016).

•	Net inventories of $2.3 billion at January 31, 2018 were 4% above the prior year, and consistent with full year sales growth. The majority of the increase was attributed to currency translation.

•
The Company repurchased more than one million shares in the full year, including almost 400,000 shares in the fourth quarter, at a total cost of $99 million in the year and $39 million in the fourth quarter, representing an average price of $95 in the year and $99 in the fourth quarter. At January 31, 2018, $211 million remained available for repurchases under the program that authorizes the repurchase of up to $500 million of the Company’s Common Stock and that expires on January 31, 2019.

•
At January 31, 2018, cash and cash equivalents and short-term investments totaled $1.3 billion and total debt (short-term and long-term) was $1.0 billion; total debt as a percentage of stockholders’ equity was 31% at January 31, 2018 versus 37% a year ago.

Fiscal 2018 Outlook:
Management’s guidance for fiscal 2018 includes: (i) worldwide net sales increasing by a mid-single-digit percentage over the prior year both as reported and on a constant-exchange-rate basis; (ii) earnings before income taxes equal to or slightly below the prior year; (iii) net earnings increasing to a range of $4.25 - $4.45 per diluted share and (iv) net earnings and EPS increasing in the first quarter with subsequent quarters’ earnings over the balance of the year affected by the amount and timing of anticipated higher investment spending. These expectations are approximations and are based on the Company’s plans and assumptions for the full year, including: (i) low-to-mid-single-digit comparable sales growth (which, beginning in 2018, will include Company-operated stores, e-commerce and catalog sales for the periods that are presented), with varying degrees of growth in all regions; (ii) worldwide gross retail square footage increasing 2%, net through nine store openings, two closings and at least 15 relocations; (iii) operating margin below the prior year as a result of SG&A expense growth (affected by higher investment spending in technology, marketing communications, visual merchandising, digital and store presentations) at a higher rate than sales growth, partly offset by a higher gross margin; (iv) interest and other expenses, net in line with the prior year; (v) an effective income tax rate in the high 20’s; (vi) no meaningful effect in fiscal 2018 from the U.S. dollar versus foreign currencies on a year-over-year basis; and (vii) minimal benefit to net earnings per diluted share from share repurchases.

Management also expects: (i) net cash provided by operating activities of $660 million and (ii) free cash flow (see “Non-GAAP Measures”) of $380 million. These expectations are approximations and are based on the Company’s plans and assumptions for the full year, including: (i) net inventories increasing approximately in line with sales growth, (ii) capital expenditures of $280 million and (iii) net earnings in line with management’s expectations, as described above.

Today’s Conference Call:
The Company will conduct a conference call today at 8:30 a.m. (Eastern Time) to review actual results and the outlook. Please click on http://investor.tiffany.com (“Events and Presentations”).

Next Scheduled Announcement:
The Company expects to report its first quarter results on May 23, 2018. To be notified of future announcements, please register at http://investor.tiffany.com (“E-Mail Alerts”).

Tiffany is the internationally-renowned jeweler founded in New York in 1837. Through its subsidiaries, Tiffany & Co. manufactures products and operates TIFFANY & CO. retail stores worldwide, and also engages in direct selling through Internet, catalog and business gift operations. Please visit www.tiffany.com for additional information.

Forward-Looking Statements:
The historical trends and results reported in this document and on our fourth quarter earnings conference call should not be considered an indication of future performance. Further, statements contained in this document that are not statements of historical fact, including those that refer to plans, assumptions and expectations for the current fiscal year and future periods, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the statements under “Fiscal 2018 Outlook,” as well as statements that can be identified by the use of words such as ‘expects,’ ‘projects,’ ‘anticipates,’ ‘assumes,’ ‘forecasts,’ ‘plans,’ ‘believes,’ ‘intends,’ ‘estimates,’ ‘pursues,’ ‘scheduled,’ ‘continues,’ ‘outlook,’ ‘may,’ ‘will,’ ‘can,’ ‘should’ and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements we make regarding the Company’s plans, assumptions, expectations, beliefs and objectives with respect to store openings and closings; product introductions; sales; sales growth; sales trends; store traffic; the Company’s strategy and initiatives and the pace of execution thereon; the Company’s objectives to compete in the global luxury market and to improve financial performance; retail prices; gross margin; operating margin; expenses; interest and other expenses, net; effective income tax rate; the nature, amount or scope of charges resulting from recent revisions to the U.S. tax code; net earnings and net earnings per share; share count; inventories; capital expenditures; cash flow; liquidity; currency translation; macroeconomic conditions; growth opportunities; litigation outcomes and recovery related thereto; contributions to Company pension plans; and certain ongoing or planned real estate, product, marketing, retail, customer experience, manufacturing, supply chain, information systems development, upgrades and replacement, and other operational initiatives and strategic priorities.

These forward-looking statements are based upon the current views and plans of management, speak only as of the date on which they are made and are subject to a number of risks and uncertainties, many of which are outside of our control. Actual results could therefore differ materially from the planned, assumed or expected results expressed in, or implied by, these forward-looking statements. While we cannot predict all of the factors that could form the basis of such differences, key factors include, but are not limited to: global macroeconomic and geopolitical developments; changes in interest and foreign currency rates; changes in taxation policies and regulations (including changes effected by the recent revisions to the U.S. tax code) or changes in the guidance related to, or interpretation of, such policies and regulations; shifting tourism trends; regional instability; violence (including terrorist activities); political activities or events; weather conditions that may affect local and tourist consumer spending; changes in consumer confidence, preferences and shopping patterns, as well as our ability to accurately predict and timely respond to such changes; shifts in the Company’s product and geographic sales mix; variations in the cost and availability of diamonds, gemstones and precious metals; adverse publicity regarding the Company and its products, the Company’s third-party vendors or the diamond or jewelry industry more generally; any non-compliance by third-party vendors or suppliers with the Company’s sourcing and quality standards, codes of conduct, or contractual requirements as well as applicable laws and regulations; changes in our competitive landscape; disruptions impacting the Company’s business and operations; failure to successfully implement or make changes to the Company’s information systems; gains or losses in the trading value of the Company’s stock, which may impact the amount of stock repurchased; and the Company’s ability to successfully control costs and execute on, and achieve the expected benefits from, the operational initiatives and strategic priorities. Developments relating to these and other factors may also warrant changes to the Company’s operating and strategic plans, including with respect to store openings, closings and renovations, capital expenditures, information systems development, inventory management, and continuing execution on, or timing of, the aforementioned initiatives and priorities. Such changes could also cause actual results to differ materially from the expected results expressed in, or implied by, the forward-looking statements.

Additional information about potential risks and uncertainties that could affect the Company’s business and financial results is included under “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2018. Readers of these documents should consider the risks, uncertainties and factors outlined above and in the Form 10-K in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law or regulation.
# # #

TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)

NON-GAAP MEASURES
The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management also monitors and measures its performance using certain sales and earnings measures that include or exclude amounts, or are subject to adjustments that have the effect of including or excluding amounts, from the most directly comparable GAAP measure (“non-GAAP financial measures”). The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with useful supplemental information that will allow them to evaluate the Company's operating results using the same measures that management uses to monitor and measure its performance. The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures presented here may not be comparable to similarly-titled measures used by other companies.

Net Sales
The Company's reported net sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors and measures its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Sales on a constant-exchange-rate basis are calculated by taking the current year’s sales in local currencies and translating them into U.S. dollars using the prior year’s foreign currency exchange rates. Management believes this constant-exchange-rate basis provides a useful supplemental basis for the assessment of sales performance and of comparability between reporting periods. The following table reconciles the sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Fourth Quarter 2017 vs. 2016			Full Year 2017 vs. 2016
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	9%	3%	6%	4%	—%	4%
Americas	5	—	5	2	1	1
Asia-Pacific	13	4	9	10	2	8
Japan	2	1	1	(1)	(2)	1
Europe	13	9	4	6	3	3
Other	48	—	48	26	—	26

Comparable Store Sales:
Worldwide	3%	2%	1%	—%	—%	—%
Americas	5	1	4	1	1	—
Asia-Pacific	3	4	(1)	(1)	1	(2)
Japan	1	1	—	(1)	(3)	2
Europe	1	9	(8)	(2)	2	(4)
Other	6	—	6	2	—	2

Net Earnings
Internally, management monitors and measures its earnings performance excluding certain items listed below. Management believes excluding such items provides a useful supplemental basis for the assessment of the Company's results relative to the corresponding period in the prior year. The following tables reconcile certain GAAP amounts to non-GAAP amounts:

(in millions, except per share amounts)	GAAP	Charges related to the 2017 Tax Act [a]	Non-GAAP
Quarter Ended January 31, 2018
Provision for income taxes	$239.5	$(146.2)	$93.3
Effective income tax rate	79.4%	(48.5)%	30.9%
Net earnings	61.9	146.2	208.1
Diluted earnings per share	0.50	1.17	1.67

Year Ended January 31, 2018
Provision for income taxes	$390.4	$(146.2)	$244.2
Effective income tax rate	51.3%	(19.2)%	32.1%
Net earnings	370.1	146.2	516.3
Diluted earnings per share	2.96	1.17	4.13

[a]	Net expense recognized in 2017 related to the estimated impact of the U.S. Tax Cuts and Jobs Act ("2017 Tax Act"). The charges recorded included:

•	Estimated tax expense of $94.8 million, or $0.76 per diluted share, for the impact of the reduction in the U.S. tax rate on the Company’s deferred tax assets and liabilities;

•
Estimated tax expense of $56.0 million, or $0.45 per diluted share, for the one-time transition tax effected via a mandatory deemed repatriation of post-1986 undistributed foreign earnings and profits; and

•
A tax benefit of $4.6 million, or $0.04 per diluted share, resulting from the effect of the 21% statutory tax rate for the month of January 2018 on the Company’s annual statutory tax rate for the year ended January 31, 2018. Because the Company’s fiscal year ended on January 31, 2018, the Company’s statutory tax rate for fiscal 2017 is 33.8%, rather than 35.0%.

(in millions, except per share amounts)	GAAP	Impairment charges [b]	Non-GAAP
Quarter Ended January 31, 2017
Selling, general and administrative ("SG&A") expenses	$531.7	$(38.0)	$493.7
As a % of sales	43.2%		40.1%
Earnings from operations	256.5	38.0	294.5
As a % of sales	20.9%		23.9%
Provision for income taxes [c]	88.7	14.0	102.7
Net earnings	157.8	24.0	181.8
Diluted earnings per share *	1.26	0.19	1.45

Year Ended January 31, 2017
SG&A expenses	$1,769.1	$(38.0)	$1,731.1
As a % of sales	44.2%		43.3%
Earnings from operations	721.2	38.0	759.2
As a % of sales	18.0%		19.0%
Provision for income taxes [c]	230.5	14.0	244.5
Net earnings	446.1	24.0	470.1
Diluted earnings per share *	3.55	0.19	3.75
* Amounts may not add due to rounding.

[b]	Expenses associated with the following:

•
$25.4 million of pre-tax expense ($16.0 million after tax expense, or $0.13 per diluted share) associated with an asset impairment charge related to software costs capitalized in connection with the development of a new finished goods inventory management and merchandising information system; and

•
$12.6 million of pre-tax expense ($8.0 million after tax expense, or $0.06 per diluted share) associated with impairment charges related to financing arrangements with diamond mining and exploration companies.

[c]
The income tax effect resulting from the adjustments has been calculated as both current and deferred tax benefit (expense), based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying adjustment.

Free Cash Flow
Internally, management monitors its cash flow on a non-GAAP basis. Free cash flow is calculated by deducting capital expenditures from net cash provided by operating activities. The ability to generate free cash flow demonstrates how much cash the Company has available for discretionary and non-discretionary purposes after deduction of capital expenditures. The Company's operations require regular capital expenditures for the opening, renovation and expansion of stores and distribution and manufacturing facilities as well as ongoing investments in information technology. Management believes this provides a useful supplemental basis for assessing the Company’s operating cash flows. The following table reconciles GAAP net cash provided by operating activities to non-GAAP free cash flow:

	Years Ended January 31,
(in millions)	2018	2017
Net cash provided by operating activities	$932.2	$705.7
Less: Capital expenditures	(239.3)	(222.8)
Free cash flow [a]	$692.9	$482.9

a
Increases in net cash provided by operating activities and free cash flow in 2017 reflected more effective management and timing of payables and reduced payments for income taxes partly offset by increased inventory purchases. Additionally, net cash provided by operating activities and free cash flow in 2017 and 2016 included voluntary cash contributions of $15.0 million and $120.0 million, respectively, made by the Company to its U.S. pension plan.

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, in millions, except per share amounts)

	Three Months Ended January 31,		Years Ended January 31,
	2018	2017	2018	2017
Net sales	$1,334.3	$1,229.6	$4,169.8	$4,001.8

Cost of sales	483.7	441.4	1,565.1	1,511.5

Gross profit	850.6	788.2	2,604.7	2,490.3

Selling, general and administrative expenses	543.4	531.7	1,810.2	1,769.1

Earnings from operations	307.2	256.5	794.5	721.2

Interest and other expenses, net	5.8	10.0	34.0	44.6

Earnings from operations before income taxes	301.4	246.5	760.5	676.6

Provision for income taxes	239.5	88.7	390.4	230.5

Net earnings	$61.9	$157.8	$370.1	$446.1

Net earnings per share:

Basic	$0.50	$1.27	$2.97	$3.57
Diluted	$0.50	$1.26	$2.96	$3.55

Weighted-average number of common shares:

Basic	124.2	124.5	124.5	125.1
Diluted	124.9	125.0	125.1	125.5

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	January 31, 2018	January 31, 2017
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$1,291.2	$985.8
Accounts receivable, net	231.2	226.8
Inventories, net	2,253.5	2,157.6
Prepaid expenses and other current assets	207.4	203.4

Total current assets	3,983.3	3,573.6

Property, plant and equipment, net	990.5	931.8
Other assets, net	494.3	592.2

	$5,468.1	$5,097.6

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$120.6	$228.7
Accounts payable and accrued liabilities	437.4	312.8
Income taxes payable	89.4	22.1
Merchandise credits and deferred revenue	77.4	69.2

Total current liabilities	724.8	632.8

Long-term debt	882.9	878.4
Pension/postretirement benefit obligations	287.4	318.6
Other long-term liabilities	284.3	193.5
Deferred gains on sale-leasebacks	40.5	45.9
Stockholders’ equity	3,248.2	3,028.4

	$5,468.1	$5,097.6

TIF-E